Exhibit 99.1

Julián Martínez-Simancas

General Secretary and Secretary of the Board of Directors

Bilbao, July 4, 2011

To the National Securities Market Commission

Re.:	Periodic information and termination of the share buy-back program of IBERDROLA, S.A.

Dear Sirs,

Reference is made to our notice of significant event (comunicación de hecho relevante) of March 14, 2011 (official registry number 140,130), relating to the share buy-back program of acquisition of own shares approved by the Board of Directors of IBERDROLA, S.A. (“Iberdrola” or the “Company”) in accordance with the authorization conferred by the General Shareholders’ meeting held on March 26, 2010 (the “Share Buy-back Program”), as partially amended by our notice of significant event (comunicación de hecho relevante) of March 22, 2011 (official registry number 140,498).

Pursuant to Section 82 of Law 24/1988, of July 28, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores) and related provisions, and in accordance with the provisions of article 4.4 of the Commission Regulation (EC) No 2273/2003 of December 22, 2003, we hereby inform you that between June 27 and July 1, 2011, the Company has carried out the following transactions over its own shares under the Share Buy-back Program:

Date	Security	Transaction	Number of titles	Price (€)
06-27-2011	IBE.MC	Acquisition	2,350,000	5.905
06-28-2011	IBE.MC	Acquisition	2,550,000	5.955
06-29-2011	IBE.MC	Acquisition	3,160,000	6.070
06-30-2011	IBE.MC	Acquisition	3,700,000	6.075
07-01-2011	IBE.MC	Acquisition	3,300,000	6.191

Likewise, we inform you that the Company has acquired a total of 250,758,131 own shares under the Share Buy-back Program. Such number of own shares of the Company, added to the number of own shares that the Company owned prior to the commencement of the Share Buy-back Program, is enough to fully cover the exchange of shares of Iberdrola Renovables, S.A. for shares of Iberdrola as a result of the merger by absorption of Iberdrola

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.

Renovables, S.A. (as absorbed company) and Iberdrola (as absorbing company). The exchange of shares will take place in the terms of the communication of significant event that was submitted today (official registration number 146,796).

In light of the foregoing, Iberdrola has terminated the Share Buy-back Program on the date hereof as the purpose for which it was launched has been fully completed.

Please be advised of all of the foregoing for such purposes as may be appropriate.

Yours truly,

General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.

IMPORTANT INFORMATION

The shares which will be delivered by IBERDROLA, S.A. as a consequence of the merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A (“Iberdrola Shares”) has not nor will not registered pursuant to Securities Act 1933 (“Securities Act”) and will not be offered or sold in the United States of America unless under an exemption. Iberdrola Shares will be distributed in the United States of America as a consequence of the merger pursuant to an exemption of the registry obligation contained in the Securities Act.

The merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. refers to shares of a Spanish company. The merger through which the ordinary shares of IBERDROLA RENOVABLES, S.A. will be exchanged by Iberdrola Shares is subject to the information requirements of the Spanish jurisdiction and differs from those applicable in the United States of America. The financial statements which eventually could be referenced in this document has been prepared in accordance with applicable standards and criteria required in Spain that may not be comparable to those used by U.S. companies.

It might be difficult to exercise their rights or make claims under the laws of the U.S. stock market as both IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. are companies established in Spain and many or all of its directors and officers may be resident in Spain or other countries outside the United States of America. It might not be possible to sue a company or its directors or officers in a court outside the U.S. jurisdiction for violation of the regulations of the U.S. stock market. It might be difficult to compel a Spanish company or its subsidiaries to submit to the jurisdiction of U.S. courts.

This communication contains forward-looking information and statements about IBERDROLA, S.A., including financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.

Although IBERDROLA, S.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of IBERDROLA, S.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of IBERDROLA, S.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by IBERDROLA, S.A. to the Comisión Nacional del Mercado de Valores.

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.

Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of IBERDROLA, S.A. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent oral or written forward-looking statements attributable to IBERDROLA, S.A. or any of its members, directors, officers, employees or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included herein are based on information available to IBERDROLA, S.A. on the date hereof. Except as required by applicable law, IBERDROLA, S.A. does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTICE. This document is a translation of a duly approved Spanish language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish language document which this translation is intended to reflect, the text of the original Spanish language document shall prevail.